Exhibit 10.1
EMPLOYMENT AGREEMENT

    This Employment Agreement (“Agreement”) is between Rackspace US, Inc. (“Company”) and Naushaza Molu (“Employee”).

1.TERM OF EMPLOYMENT
    This Agreement commences January 16, 2022 (“Start Date”), and ends on January 15, 2025 (the “Employment Period”); however, the Employment Period will thereafter be automatically extended for one year periods unless either Company or Employee gives written notice of non-renewal no later than ninety days prior to the expiration of the then-applicable Employment Period. The term “Employment Period” shall refer to the Employment Period if and as so extended.

2.TITLE AND EXCLUSIVE SERVICES
(a)Title and Duties. Employee’s title is Executive Vice President and Chief Financial Officer, and Employee will perform job duties that are usual and customary for this position. The Company agrees that Employee may reside and work from London, United Kingdom and travel regularly to San Antonio, Texas as requested and approved by Company and other locations as required by the company and to facilitate the duties of the role. The Company reserves the right to assign to the Employee duties of a different nature, either additional to, or instead of, those referred to above, it being understood that Employee will not be assigned duties which Employee cannot reasonably perform. Such additional or different duties shall be discussed and agreed to by Employee. In any position that Employee holds with the Company, Employee shall report solely and directly to the Company’s Chief Executive Officer.

(b)Exclusive Services. Employee shall not be employed or render services elsewhere during the Employment Period. Notwithstanding the foregoing provision of this Section, during the Employment Period, Employee may devote reasonable time to activities other than those required under this Agreement, including activities of a charitable, educational, religious or similar nature (including professional associations), or activities related to corporate board or advisory board positions for non-competitive companies, subject to the company’s standard approval policy, and the management of the Employee’s personal investments, to the extent such activities do not compete in a material way with the business of the Company.

3.COMPENSATION AND BENEFITS
(a)Base Salary. During the Employment Period, Employee shall be paid an annual base salary of $570,000 (“Annual Base Salary”), which shall be paid in accordance with customary payroll practices (but in all events no less frequently than monthly) and shall be eligible for increases in Annual Base Salary consistent with Company’s ordinary compensation cycles and process for the Company’s senior executives. After any such increase, “Annual Base Salary” for purposes of this Agreement shall mean such increased amount. Additionally, so long as employee remains on US payroll but resides in the UK, Company will equalize the income tax to those as if Employee resided and worked in the State of Texas on Annual Base Salary. For avoidance of doubt, no other income, including but not limited to bonuses, equity, reimbursements, or any other form of income, will be tax equalized by the Company.

Initials:
Company: HW
Employee: NM

(b)Annual Bonus. With respect to each calendar year that ends during the Employment Period, Employee shall be eligible to receive an annual cash bonus (the “Annual Bonus”), with a target Annual Bonus amount equal to 90% of Annual Base Salary (“Target Bonus”), with a maximum potential amount of 150% of Annual Base Salary, and with the actual bonus determined pursuant to the Rackspace Corporate Cash Bonus Plan (or any successor plan) and as approved by the Board or Compensation Committee of the Board (“Compensation Committee”); provided that if the performance goals for an applicable year are achieved at or exceeding the target performance goals, or unless otherwise the Board or Compensation Committee has granted an exception, Employee shall be paid no less than the Target Bonus for the applicable year. For performance years 2023 and 2024 only, to be paid in 2024 and 2025 at the time of the Annual Bonus pay out respectively, the Company guarantees a minimum Annual Bonus payout to Employee of the greater of $150,000.00 or the actual Annual Bonus attainment (the “Guaranteed Bonus”). From time to time the Company will review Employee’s Target Bonus percentage and may provide for an increase as it may deem appropriate at its discretion; any such increase shall be deemed thereafter the Target Bonus percentage for purposes of this agreement.

(c)Signing Cash Bonus. Employee will be paid a Signing Bonus of $500,000 on the next reasonable payroll period following the Start Date of this agreement or later, if requested by Employee but no later than 6 months after the Start Date. For the avoidance of doubt, the Signing Cash Bonus becomes an obligation of Company to pay Employee as of the Start Date.

(d)Signing Equity Awards. In consideration for signing this Agreement, promptly following the Start Date (but no later than 30 days thereafter), the Company will grant Employee one-time retention grants pursuant to the Rackspace Technology, Inc. 2020 Equity Incentive Plan (or any successor plan) (“Equity Plan”) in the form of (i) restricted stock units (“RSUs”) and (ii) performance stock units (“PSUs”), in each case, of the Company’s common stock, par value $.01 per share (“Common Stock”). Each of the number of RSUs and target number of PSUs granted to Employee shall be determined by dividing $2,500,000 (i.e., $5,000,000 in the aggregate) by a 30-trading day volume weighted average market closing price of the Company’s NASDAQ-traded Common Stock immediately prior to the Start Date (the “Signing Equity Grants”). The RSUs shall vest in equal annual installments on each anniversary of the Start Date over a three-year period ending on the third anniversary of the Start Date, subject to Employee’s continued employment through the applicable vesting date. The PSUs shall be eligible to vest in equal annual installments (within 30 days following the end of the applicable one-year, two-year or three-year measurement period) over a three-year performance period beginning on January 1, 2023 and ending on December 31, 2025, subject to Employee’s continued employment through the applicable vesting date, unless otherwise outlined in this Agreement, and the achievement of the performance conditions included in the PSU Signing Equity Grant. The Signing Equity Grants will be issued pursuant and subject to the terms and conditions set forth in the 2020 Rackspace Technology, Inc. Equity Incentive Plan and the applicable grant agreements.

(e)Annual Equity Awards. Starting in fiscal year 2023 and for each fiscal year of the Employment Period thereafter, Employee will be eligible to receive equity awards (the “Annual Equity Award”) on the same basis and terms (including form and mix of awards, vesting and forfeiture terms and date on which such awards are granted) no less favorable to him than those applicable to any other similarly situated employees subject to Employee’s continued employment through the applicable grant date. For fiscal year 2023, Company will recommend that the Compensation Committee approve an Annual Equity Award with an award value of $2,000,000. For fiscal year 2024 and 2025,

Initials:
Company: HW
Employee: NM

Company will recommend that the Compensation Committee approve an Annual Equity Award with an award value not less than $3,500,000.
(f)PTO. Employee is eligible for PTO (paid time off) subject to the Company’s policies but not less than 4 weeks per calendar year.

(g)Employment Benefit Plans. Employee may participate in employee benefit plans in which other similarly situated employees may participate, according to the terms of applicable policies and as stated in the Employee Handbook. Employee acknowledges receipt of the Employee Handbook available on the intercompany website and will review and abide by its terms.

(h)Expenses. Company will reimburse Employee for business expenses pursuant to Company policy.

4.NONDISCLOSURE OF CONFIDENTIAL INFORMATION
(a)    Company has provided and will continue to provide to Employee confidential information and trade secrets including but not limited to Company’s operational, sales, marketing, personally identifiable information about employees, employee contact information and/or materials used for training and or/employee development, and engineering information, customer lists, business contracts, partner agreements, pricing and strategy information, product and cost or pricing data, compensation information, strategic business plans, budgets, financial statements, and other information Company treats as confidential or proprietary (collectively the “Confidential Information”). This section is not intended to limit Employee’s rights to discuss Employee’s compensation or other terms and conditions of employment as allowed by law. Employee will not be liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or that is made in a document filed in a lawsuit so long as it is filed under seal. Employee acknowledges that such Confidential Information is proprietary and agrees not to disclose it to anyone outside Company except to the extent that (i) it is necessary in connection with performing Employee’s duties; (ii) Employee is required by court order to disclose the Confidential Information, provided that Employee shall promptly inform Company, shall cooperate with Company to obtain a protective order or otherwise restrict disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with the court order. Employee agrees to never use Confidential Information in competing, directly or indirectly, with Company. When employment ends, Employee will immediately return all Confidential Information to Company.
(b)    The terms of this Section 4 shall survive the expiration or termination of this Agreement for any reason.

5.NON-HIRE OF COMPANY EMPLOYEES
(a)    To further preserve the Confidential Information, during employment and for 12 months after employment ends, Employee will not, directly or indirectly, (i) hire or engage any current employee of Company; (ii) solicit or encourage any employee to terminate employment or services with Company; or (iii) solicit or encourage any employee to accept employment with or provide services to Employee or any business associated with Employee.

Initials:
Company: HW
Employee: NM

(b)    The terms of this Section 5 shall survive the expiration or termination of this Agreement for any reason.

6.NON-SOLICITATION OF CUSTOMERS AND SUPPLIERS
(a)    To further preserve the Confidential Information, for 12 months after employment ends, Employee agrees not to directly or indirectly, on Employee’s own behalf or on behalf of any other person or entity, recruit or otherwise solicit or induce any customer or supplier of the Company, to terminate its employment or arrangement with the Company, otherwise change its relationship with the Company or establish any relationship with Employee or any of Employee’s affiliates for any business purpose deemed competitive with the business of the Company.

(b)    The terms of this Section 6 shall survive the expiration or termination of this Agreement for any reason.

7.NON-COMPETITION AGREEMENT
(a)To further preserve the Confidential Information, Employee agrees that during employment and for 12 months after employment ends (the “Restricted Period”), Employee will not work, as an employee, contractor, officer, owner, consultant, or director, in any business anywhere in the world where Company has a material market position that sells Products and/or Services that directly compete with the Products and/or Services of Company and subject to the following; at time of Termination, Company will identify up to 7 companies that Employee may not be employed by during the Restrictive Period. Such company must be a direct competitor of Company, delivering substantially similar Products and Services.
(b)    The terms of this Section 7 shall survive the expiration or termination of this Agreement for any reason.

8.TERMINATION
Employee’s employment may be terminated prior to the end of this Agreement only by mutual written agreement or:

(a)Death. The date of Employee’s death shall be the termination date.

(b)Disability. Company may terminate this Agreement and/or Employee’s employment if Employee is unable to perform the essential functions of Employee’s full-time position for more than 180 days in any 12-month period, subject to applicable law.

(c)Termination By Employee For Good Reason. Employee may terminate Employee’s employment at any time for “Good Reason,” which is: (i) Company’s failure to comply with the terms of this Agreement; (ii) a material reduction in responsibilities and authority; (iii) a requirement to work substantially at a location more than 50 miles from the location agreed in Section 2(a) of this Agreement; (iv) a reduction in Annual Base Salary or Target Bonus unless agreed to by the parties in writing, or (v) a change in reporting structure such that Employee no longer reports to the Chief Executive Officer of the Company or the Company’s Board of Directors and (vi) any purported termination of the Employee’s employment for Cause which does not comply with the terms of this Agreement. If Employee elects to terminate Employee’s employment for “Good Reason,” Employee must first provide Company written notice within thirty (30) days of the initial

Initials:
Company: HW
Employee: NM

occurrence of such event, after which Company shall have thirty (30) days to cure. If Company has not cured and Employee elects to terminate employment, Employee must do so within ten working (10) days after the end of the cure period.

(d)Termination By Company. Company may terminate Employee’s employment with or without Cause and determine the termination date. “Cause” means:

(i) willful misconduct, violation of sexual or other harassment policy which violation has been proven in a court of law or through an independent investigation commissioned by Company, such independence to be verified by Employee, gross negligence;

(ii) Employee’s continuous failure to substantially perform Employee’s duties after a written demand for substantial performance is delivered to Employee that specifically identifies the manner in which Company believes that Employee has not substantially performed his duties, and Employee has failed to demonstrate substantial efforts to resume substantial performance of Employee’s duties on a continuous basis within thirty (30) calendar days after receiving such demand (other than by reason of disability);

(iii) failure to follow lawful directives of the Company (other than a failure resulting from incapacity due to physical or mental illness);

(iv) a felony conviction or indictment, a plea of guilty or nolo contendere by Employee, or other conduct by Employee that has or would result in material injury to Company’s reputation, including indictment or conviction of fraud, theft, embezzlement, or a crime involving moral turpitude;

(v) a material breach of this Agreement by Employee after a written notice of such breach is delivered to Employee that specifically identifies the manner in which Company believes that Employee has breached this Agreement, and Employee has failed to cure such breach within thirty (30) calendar days after receiving such demand; provided, however, that no cure period shall be required for breaches of Articles (i), (iv) and (vi); or

(vi) a significant violation of Company’s Code of Conduct

Any act or omission of Employee will not be the basis of a Cause termination to the extent that Employee (i) has relied on the advice or followed the instructions of any counsel (internal or external) for the Company (or any of its subsidiaries or affiliates), any accounting firm providing services to the Company (or any of its subsidiaries or affiliates) or any outside firm providing advice to the Company (or any of its subsidiaries or affiliates), (ii) has followed the instructions or directions of the Company’s Chief Executive Officer and following such instructions or directions was not a violation of applicable law or Employee’s duties to the Company, or (iii) had a reasonable and good faith belief that such act or omission was in (or not opposed to) the best interests of the Company (or its subsidiaries or affiliates, as applicable) and not a violation of applicable law or his duties to the Company. Unsatisfactory business performance of the Company, or mere inefficiency, or good faith errors in judgment or discretion by the Employee shall not constitute grounds for termination for Cause hereunder.

9.COMPENSATION UPON TERMINATION

Initials:
Company: HW
Employee: NM

(a)Death or Disability. Company shall, within 30 days, pay to Employee’s designee or, if no person is designated, to Employee’s estate, (i) Employee’s accrued and unpaid base salary through the date of termination; (ii) any payments required under applicable employee benefit plans; (iii) a pro-rata Annual Bonus to be paid out at the same time as the Annual Bonus for such fiscal year of the Company is paid to the Company’s other similarly situated employees. If pursuant to this Section, Employee’s termination of employment occurs in 2023 or 2024, Employee will be paid out the Guaranteed Bonus amount outlined in Section 3(b) and (iv) a lump sum cash payment, less applicable withholdings and other ordinary payroll deductions, and which is equal to the applicable premium cost for 12 months of continued Company group health coverage for Employee and any spouse and dependents (“Family Members”) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), based on Employee’s elections with respect to health coverage for Employee and Employee’s Family Members in effect immediately prior to Employees termination (which amount will be based on the premium for the first month of COBRA coverage). The lump sum COBRA payment will be made on the same date that the first Severance payment is paid and will be paid regardless of whether Employee elects COBRA continuation coverage. If Employees chooses to elect COBRA, Employee must do so within 60 days of the later of: (x) the date Employee is furnished the election notice or (y) the date Employee loses coverage, and Employee shall be solely responsible for payment of any premiums due with respect to such coverage;

(b)Termination By Company For Cause: Company shall, within 30 days, pay to Employee, Employee’s accrued and unpaid base salary through the termination date and any payments required under applicable employee benefit plans (other than plans which provide for severance or termination payments).

(c)Non-Renewal By Employee. If Employee gives notice of non-renewal under Section 1, Company shall determine the termination date, which date cannot be more than 60 days beyond the end date of the Employment Period unless otherwise agreed by Employee and will pay (i) the accrued and unpaid base salary through the termination date, and any payments required under applicable employee benefit plans (other than plans which provide for severance or termination payments) and (ii) a pro rata portion of the Annual Bonus that Employee would otherwise be entitled to receive based on the actual level of achievement of the applicable performance objectives for the fiscal year in which Employee's termination occurs, paid in a lump sum at the same time bonuses are paid to Company’s other similarly situated employees. If the termination date is before the end of the then current Employment Period, and if Employee signs and does not revoke a Severance Agreement and General Release of claims in a form satisfactory to Company, then Company will, in periodic payments in accordance with ordinary payroll practices and deductions, pay Employee an amount equal to Employee’s pro-rata base salary through the end of the then current Employment Period (the “Severance Payments” or “Severance Pay Period”).

(d)Termination With Severance.

(1)Termination By Company Without Cause. Termination by Employee for Good Reason, Non-Renewal by Company - Severance: If Company terminates Employee’s employment without Cause and not by reason of death or disability or if Employee terminates for Good Reason or if Company gives notice of non-renewal under Section 1, Company will pay the accrued and unpaid base salary through the termination date and any payments required under applicable employee benefit plans (other than plans which provide for severance or

Initials:
Company: HW
Employee: NM

termination payments). In addition, if Employee signs and does not revoke a Severance Agreement and General Release of claims in a form satisfactory to Company, Company will pay Employee, in periodic payments in accordance with ordinary payroll practices and deductions, (i) Employee’s current base salary for 18 months, (ii) 12-months of Employee’s Target Bonus, (iii) a pro rata portion of Employee’s Target Bonus for the fiscal year in which Employee's termination occurs paid in a lump sum at the same time bonuses are paid to Company’s other similarly situated employees, and (iv) a lump sum cash payment, less applicable withholdings and other ordinary payroll deductions, which is equal to the applicable premium cost for twelve (12) months of continued Company group health coverage for Employee and any spouse and dependents (“Family Members”) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), based on Employee’s elections with respect to health coverage for Employee and Employee’s Family Members in effect immediately prior to Employees termination (which amount will be based on the premium for the first month of COBRA coverage). The lump sum COBRA payment will be made on the same date that the first Severance payment is paid and will be paid regardless of whether Employee elects COBRA continuation coverage. If Employees chooses to elect COBRA, Employee must do so within 60 days of the later of: (i) the date Employee is furnished the election notice or (ii) the date Employee loses coverage, and Employee shall be solely responsible for payment of any premiums due with respect to such coverage. The payments made pursuant to this section are referred to as (the “Severance Payments” or “Severance Pay Period”).

(2)Employment by Competitor or Re-hire During Severance Pay Period: Breach of Agreement; Commencement of Subsequent Employment with a Competitor within One Year; Re-hire: If Employee (i) materially breaches Section 4 or breaches Sections 5, 6 or 7 of this Agreement, the Company shall provide Employee with written notice of the event or events giving rise to such breach and if Employee fails to cure such breach within twenty (20) days after receipt of written notice from the Company describing such breach or such breach is not curable, (ii) provides services as an employee, independent contractor, officer, owner (i.e., through active management), direct consultant to a Competitor (as defined below) prior to the first anniversary of the date Employee’s employment is terminated, or (iii) is rehired by the Company with Employee’s express consent, in case of clauses (i) and (iii), during any period during which Employee is entitled to receive payments pursuant to Section 9(c) or 9(d)(1) (other than the sum of (i) any earned by unpaid base salary through the employment termination date, (ii) subject to submission by Employee of supporting documentation, any unreimbursed business expenses incurred by the Employee through the employment termination date in accordance with the Company’s reimbursement policy (the “Accrued Obligations”), and in case of clause (ii) the one year period prior to the first anniversary of Employee’s termination date), the payments pursuant to 9(c) or 9(d)(1)) (other than the Accrued Obligations) shall cease immediately. The foregoing shall not affect Company’s right to enforce the provisions of this Agreement by injunctive relief or otherwise. Employee agrees to immediately notify the Company upon the occurrence of any event specified in clause (ii) of the first sentence of this paragraph. For purposes of this Section 9(d)(2), “Competitor” is defined in Section 7.

(3)Change of Control: Upon a change of control, as defined in the Rackspace Technology, Inc. Executive Change in Control Severance Plan adopted and

Initials:
Company: HW
Employee: NM

effective March 16, 2021 (the “Plan”), Employee will receive the severance benefits as outlined in the Plan.

(e)Accelerated Vesting of Granted Equity. On the effective date of a termination by Company on account of Death or Disability, termination by Company without Cause or termination by Employee for Good Reason, notwithstanding the terms of the Equity Plan and/or the Grant Agreements, or any other grant agreement or written agreement governing any equity award, including, without limitation, a RSU and/or PSU grant, the Company agrees that the next tranche of  all outstanding equity grants that have not yet vested shall immediately accelerate and vest and be non-forfeitable and, if vesting is based on performance metrics, such equity will vest as if target performance were achieved and will be delivered within 70 days of such vesting date unless the applicable grant agreement or Equity Plan provides for an earlier delivery date.

10.OWNERSHIP OF MATERIALS
Employee agrees that all inventions, improvements, discoveries, designs, technology, and works of authorship (including but not limited to computer software) made, created, conceived, or reduced to practice by Employee, whether alone or in cooperation with others, during employment, together with all patent, trademark, copyright, trade secret, and other intellectual property rights related to any of the foregoing throughout the world, are among other things works made for hire and belong exclusively to the Company, and Employee hereby assigns all such rights to the Company. Employee agrees to execute any documents, testify in any legal proceedings, and do all things necessary or desirable to secure Company’s rights to the foregoing, including without limitation executing inventors’ declarations and assignment forms. If there is a separate signed agreement between Employee and the Company including terms directly related to intellectual property rights, then the intellectual property terms of that agreement shall control.
11.PARTIES BENEFITED; ASSIGNMENTS
    This Agreement shall be binding upon Employee, Employee’s heirs and Employee’s personal representative or representatives, and upon Company and its respective successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by Employee, other than by will or by the laws of descent and distribution. The Company may assign its rights and obligation under this Agreement to any entity, including any successor to all or substantially all the assets of the Company, by merger or otherwise.

12.GOVERNING LAW
    This Agreement shall be governed, construed, interpreted, and enforced in accordance with the substantive laws of the State of Texas, without reference to the principles of conflicts of law of Texas or any other jurisdiction, and where applicable, the laws of the United States. Each of the Company and Employee (on behalf of itself and its affiliates) expressly consents to the personal jurisdiction of the Texas state and federal courts for any lawsuit relating to this Agreement, waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to such personal jurisdiction or service of process, and waives any objection to jurisdiction based on improper venue or improper jurisdiction.

Employee acknowledges that it is advisable to be represented by counsel in connection with Employee’s review and agreement to all terms and conditions of this Agreement and will be

Initials:
Company: HW
Employee: NM

reimbursed for up to $5,000 for seeking the services of external counsel, subject to appropriate documentation that such cost was incurred.

Employee acknowledges and agrees that entering into this Agreement is not a condition of Employee’s employment with the Company or its affiliates.

13.DEFINITION OF COMPANY
    “Company” shall include Rackspace US, Inc., and its past, present and future divisions, operating companies, subsidiaries, affiliates and successors.

14.LITIGATION AND REGULATORY COOPERATION
    During and after employment, Employee shall reasonably cooperate in the defense or prosecution of claims, investigations, or other actions which relate to events or occurrences during employment. Employee agrees, unless precluded by law, to promptly inform the Company if Employee is asked to participate (or otherwise become involved) in any such claim, investigation or action. Employee’s cooperation shall include being available to prepare for discovery or trial and to act as a witness. Company will pay an hourly rate (based on base salary as of the last day of employment) for cooperation that occurs after employment, and reimburse for reasonable expenses, including travel expenses, reasonable attorneys’ fees and costs.

15.DISPUTE RESOLUTION
(a)Injunctive Relief: Employee and Company acknowledge that irreparable damages may result from either parties’ breach of this Agreement. A breach or threat of breach of this Agreement shall give the non-breaching party the right to seek a temporary restraining order and a preliminary or permanent injunction enjoining the breaching party from violating this Agreement in order to prevent immediate and irreparable harm. Pursuit of equitable relief under this Agreement shall have no effect regarding the continued enforceability of the Arbitration Section below. Remedies for breach under this Section are cumulative and not exclusive; the parties may elect to pursue any remedies available under this Agreement.

(b)Arbitration: The parties agree that any dispute or claim, that could be brought in court including discrimination or retaliation claims, relating to this Agreement or arising out of Employee's employment or termination of employment, shall, upon timely written request of either party, be submitted to binding arbitration, except claims regarding: (i) workers’ compensation benefits; (ii) unemployment benefits; (iii) Company’s employee welfare benefit plans, if the plan contains a final and binding appeal procedure for the resolution of disputes under the plan; (iv) wage and hour disputes within the jurisdiction of any state Labor Commissioner; and (v) issues that could be brought before the National Labor Relations Board or covered by the National Labor Relations Act. This Agreement is not intended to prohibit the Employee from filing a claim or communicating with any governmental agency including the Equal Employment Opportunity Commission, the National Labor Relations Board or the Department of Labor. The arbitration shall be conducted in San Antonio, Texas. The arbitration shall proceed in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association (“AAA”) in effect at the time the claim or dispute arose, unless other rules are agreed upon by the parties. Unless agreed to in writing, the arbitration shall be conducted by one arbitrator from AAA or a comparable arbitration service, and who is selected pursuant to the National Rules for Resolution of Employment Disputes of the AAA, or other rules as the parties may agree to in writing.

Initials:
Company: HW
Employee: NM

Any claims received after the applicable statute of limitations period shall be deemed null and void. The parties further agree that by entering into this Agreement, the right to participate in a class or collective action is waived. CLAIMS MAY BE ASSERTED AGAINST THE OTHER PARTY ONLY IN AN INDIVIDUAL CAPACITY AND NOT AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING. Further, unless the parties agree otherwise, the arbitrator may not consolidate more than one person's claims, and may not otherwise preside over any form of a representative, collective or class proceeding. If this specific provision is found to be unenforceable, then the entirety of this arbitration provision shall be null and void. The arbitrator shall issue a reasoned award with findings of fact and conclusions of law. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement, or to enforce or vacate an arbitration award. However, in actions seeking to vacate an award, the standard of review to be applied by said court to the arbitrator’s findings of fact and conclusions of law will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury, unless state law requires otherwise. Company will pay the actual fee for the arbitrator and the claimant’s filing fee; unless otherwise provided by law and awarded by the arbitrator, each party will pay their own attorneys’ fees and other expenses.

16.REPRESENTATIONS AND WARRANTIES OF EMPLOYEE
    Employee shall keep all terms of this Agreement confidential, except as may be disclosed to Employee’s spouse, accountants or attorneys, and professional advisors, each of whom shall agree to keep all terms of this Agreement confidential. Employee represents that Employee is under no contractual or other restriction inconsistent with the execution of this Agreement, the performance of Employee’s duties hereunder, or the rights of Company. Employee authorizes the Company to inform any prospective employer of the existence and terms of this Agreement without liability for interference with Employee’s prospective employment. Employee represents that Employee is under no disability that prevents Employee from performing the essential functions of Employee’s position, with or without reasonable accommodation.

17.SECTION 409A COMPLIANCE
(a)     General. The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be taxable currently to the Employee under Section 409A(a)(1)(A) of the Code and related Department of Treasury guidance, the Company and the Employee shall cooperate in good faith to (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that they mutually determine to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement, and to avoid less-favorable accounting or tax consequences for the Company, and/or (ii) take such other actions as mutually determined to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section does not create an obligation on the part of the Company to modify this

Initials:
Company: HW
Employee: NM

Agreement or any other agreement, arrangement or plan and does not guarantee that the amounts payable hereunder will not be subject to interest or penalties under Section 409A, and in no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest, or penalties that may be imposed on Employee as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.
(b)    Separation from Service under Section 409A. Notwithstanding any provision to the contrary in this Agreement: (i) no Severance Payments shall be payable unless the termination of the Employee’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (ii) if the Employee is deemed at the time of Employee’s separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent that delayed commencement of any portion of the Severance Payments (after taking into account all exclusions applicable to such Severance Payment under Section 409A) is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Severance Payments shall not be provided to the Employee prior to the earlier of (A) the expiration of the six-month period measured from the date of the Employee’s “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A) and (B) the date of the Employee’s death; provided, that upon the earlier of such dates, all payments deferred pursuant to this Section 18(b) shall be paid to the Employee in a lump sum, and any remaining Severance Payments shall be paid as otherwise provided herein; (iii) the determination of whether the Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of Employee’s separation from service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto); (iv) for purposes of Section 409A of the Code, the Employee’s right to receive installment payments of the Severance Payments shall be treated as a right to receive a series of separate and distinct payments; and (v) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year. Reimbursements and in-kind benefits are not subject to liquidation or exchange for another benefit.

18.WITHHOLDING
The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local, and foreign withholding and other taxes and charges that the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

19.EXCESS PARACHUTE PAYMENTS
If it is determined (as hereafter provided) that any payment or distribution by the Company to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program, or arrangement, including without limitation any stock option, stock appreciation right, or similar right, or the lapse or termination of any restriction on or the vesting

Initials:
Company: HW
Employee: NM

or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being contingent on a change in ownership or effective control of the Company or of a substantial portion of the assets of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto), or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest or penalties, are hereafter collectively referred to as the “Excise Tax”), then, in the event that the after-tax value of all Payments to Employee (such after-tax value to reflect the reduction for the Excise Tax and all federal, state, and local income, employment, and other taxes on such Payments) would, in the aggregate, be less than the after-tax value to Employee (reflecting a reduction for all such taxes in a like manner) of the amount that is 2.99 times Employee’s “base amount” within the meaning of Section 280G(b)(3) of the Code (the “Safe Harbor Amount”), (a) the cash portions of the Payments payable to Employee under this Agreement shall be reduced, in the reverse order in which they are due to be paid commencing with the latest such payment, until the Parachute Value (as defined below) of all Payments paid to Employee, in the aggregate, equals the Safe Harbor Amount, and (b) if the reduction of the cash portions of the Payments, payable under this Agreement, to zero would not be sufficient to reduce the Parachute Value of all Payments to the Safe Harbor Amount, then any cash portions of the Payments payable to Employee under any other agreements, policies, plans, programs, or arrangements shall be reduced, in the reverse order in which they are due to be paid commencing with the latest such payment, until the Parachute Value of all Payments paid to Employee, in the aggregate, equals the Safe Harbor Amount, and (c) if the reduction of all cash portions of the Payments, payable pursuant to this Agreement or otherwise, to zero would not be sufficient to reduce the Parachute Value of all Payments to the Safe Harbor Amount, then non-cash portions of the Payments shall be reduced, in the reverse order in which they are due to be paid commencing with the latest such payment, until the Parachute Value of all Payments paid to Employee, in the aggregate, equals the Safe Harbor Amount. All calculations under this Section shall be determined by a national accounting firm selected by the Company (which may include the Company’s outside auditors). The Company shall pay all costs to obtain and provide such calculations to Employee and the Company. For purposes of this Agreement, the “Parachute Value” of a Payment shall mean the present value as of the date of the change in ownership or effective control, within the meaning of Section 280G of the Code, of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

20.MISCELLANEOUS
    This Agreement is not effective unless fully executed by all parties, including the CEO or authorized officer of the Company, and approved by the Executive Committee as required by Company or its affiliates. This Agreement may not be modified, amended, or terminated except by an instrument in writing signed by Employee and the CEO or authorized officer of the Company that expressly identifies the amended provision of this Agreement. This Agreement contains the entire agreement of the parties on the subject matters in this agreement and supersedes any prior written or oral agreements or understandings between the parties except as noted in Section 10 above. No modification shall be valid unless in writing and signed by the parties. This Agreement may be executed in counterparts, a counterpart transmitted via electronic means, and all executed counterparts, when taken together, shall constitute sufficient proof of the parties’ entry into this Agreement. The parties agree to execute any further or future documents which may be necessary to allow the full performance of this Agreement. The failure of a party to require performance of any provision of this Agreement shall not affect the right of such party to later enforce any provision. A waiver of the breach of any term or condition of this Agreement shall not be deemed a waiver of any subsequent breach of the same or any other term or

Initials:
Company: HW
Employee: NM

condition. The headings in this Agreement are inserted for convenience of reference only and shall not control the meaning of any provision hereof.

If any provision of this Agreement shall, for any reason, be held unenforceable, such unenforceability shall not affect the remaining provisions hereof, except as specifically noted in this Agreement, or the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law. Company and Employee agree that the restrictions contained in Section 4, 5, 6, and 7, are reasonable in scope and duration and are necessary to protect Confidential Information. If any restrictive covenant is held to be unenforceable because of the scope, duration or geographic area of such restrictive covenant, the parties agree that a court or arbitrator may reduce the scope, duration, or geographic area, and in its reduced form, such provision shall be enforceable. Should Employee violate the provisions of Sections 5, 6, or 7, then in addition to all other remedies available to Company, the duration of these covenants shall be extended for the period of time when Employee began such violation until Employee permanently ceases such violation.

If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

    Upon full execution by all parties, this Agreement shall be effective on the later date of the two signature dates below.

EMPLOYEE:

/s/ Naushaza Molu		Date:	November 14, 2022
Naushaza Molu

COMPANY:

/s/ Holly Windham		Date:	November 14, 2022
Rackspace US, Inc.
By:	Holly Windham
Its:	EVP, Chief Legal and People Officer

Initials:
Company: HW
Employee: NM